EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher, 972-4074400 or Investor Relations (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2013 Results

Dallas (November 12, 2013) — New Concept Energy, Inc. (NYSE MKT: GBR), ( the "Company" or "NCE") a Dallas-based oil and gas company, today reported net income for the three months ended September 30, 2013 of $133,000 or $0.07 per share, compared to a net income of S1,520,000 or $0.78 per share for the three months ended September 30, 2012.

For the three months ended September 30, 2013, the Company recorded oil and gas revenues, net of royalty expenses of $324,000 as compared to $274,000 for the comparable period of 2012. The changes in oil and gas revenue was due to new oil wells that were drilled in late 2012.

The Company recorded revenues of $694,000 for the three months ended September 30, 2013 from its retirement property compared to $702,000 for the comparable period in 2012.

For the three months ended September 30, 2013, the Company recorded oil and gas operating expenses of $495,000 as compared to $432,000 for the comparable period of 2012. The increase was partially due to an increase in depletion expense of $19,000. The balance of the increases in operating expenses were due to an overall increase in expenses.

For the three months ended September 30, 2013, operating expenses at the retirement property were $372,000 as compared to S359,000 for the comparable period in 2012. The increases in operating expenses were due to an overall increase in non-payroll related expenses.

For the three months ended September 30, 2013, corporate general & administrative expenses were $170,000 as compared to $108,000 for the comparable periods in 2012. The increase is primarily due to legal fees incurred by the company to defend itself against certain lawsuits.

For the three months ended September 30, 2013 the company recorded a bad debt expense recovery of $410,000 with respect to a note receivable of approximately $10 million that was fully reserved in a prior year. For the three months ended September 30, 2012, the Company recurred a bad debt recovery of $1,726,000.

Contacts:
New Concept Energy, Inc.
Gene Bertcher, (972) 407-8400
info@newconceptenergv.com
or
Investor Relations, 800-400.6407

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2013	2012	2013	2012
Revenue
Oil and gas operations, net of royalties	$324	$274	$1,048	$889
Real estate operations	694	702	2,040	2,039
	1,018	976	3,088	2,928

Operating expenses
Oil and gas operations	495	432	1,444	1,356
Real estate operations	372	359	1,141	1,078
Lease expense	235	231	707	693
Corporate general and administrative	170	108	513	402
Accretion of asset retirement obligation	-	-	-	68
Impairment of natural gas and oil properties	-	-	-	912
	1,272	1,130	3,805	4,509
Operating earnings (loss)	(254)	(154)	(717)	(1,581)

Other income (expense)
Interest income	1	-	9	-
Interest expense	(24)	(52)	(97)	(170)
Recovery of bad debt expense	410	1,726	1,143	1,700
Other income (expense), net	-	-	(36)	135
Other income (expense)	387	1,674	1,019	1,665

	$133	$1,520	$302	$84
Net income (loss) applicable to common shares
	$0.07	$0.78	$0.16	$0.04
Net income (loss) per common share-basic and diluted

Weighted average common and equivalent shares outstanding - basic	1,947	1,947	1,947	1,947

NEW CONCEPT ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	September 30, 2013	December 31, 2012

Assets

Current assets
Cash and cash equivalents	$1,276	$398
Accounts receivable from oil and gas sales	233	210
Other current assets	7	2
Total current assets	1,516	610

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	9,294	9,717

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,461	1,410
Other	193	204
Total property and equipment	1,654	1,614

Other assets (including $120,750 and $161,300 due from related parties
in 2013 and 2012	590	543

Total assets	$13,054	$12,484

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	September 30, 2013	December 31, 2012

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$119	$38
Accrued expenses	289	173
Current portion of long term debt	53	93
Total current liabilities	461	304

Long-term debt
Notes payable less current portion	2,334	2,273
Asset retirement obligation	2,770	2,770
Other long-term liabilities	541	491
Total liabilities	6,106	5,838

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at June 30, 2013 and December 31, 2012	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(51,911)	(52,213)

	6,948	6,646

Total liabilities & equity	$13,054	$12,484